Exhibit 22.1

guarantor Subsidiaries of J.B. Hunt Transport Services, Inc.

The following subsidiary of J.B. Hunt Transport Services, Inc. is guarantor with respect to our senior notes:

J.B. Hunt Transport, Inc., a Georgia corporation